Exhibit 99.1

For Immediate Release

Sunesis Pharmaceuticals Reports Third Quarter 2006 Financial Results

South San Francisco, CA, November 2, 2006 – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics, today reported financial results for the quarter ended September 30, 2006.  Total revenues for the third quarter were $1.9 million, with a net loss of $8.7 million.  As of September 30, 2006, cash, cash equivalents and marketable securities totaled $71.2 million, a reduction of $7.9 million compared to June 30, 2006.

Update on Pipeline Programs

Sunesis continues to enroll patients in two Phase 2 clinical trials of SNS-595 in non-small cell lung cancer and small cell lung cancer, a Phase 1 clinical trial of SNS-595 in acute leukemias, and a Phase 1/2 clinical trial of SNS-032 in solid tumors.

SNS-595

•                  Sunesis will be presenting preliminary results of the SNS-595 Phase 1 leukemia trial at the American Society of Hematology meeting in Orlando, FL in December, 2006.

•                  Sunesis’ goal is to complete enrollment of the first 25 patients (stage 1) of the non-small cell lung cancer trial and the first 40 patients (stage 1) of the small cell lung cancer trial of SNS-595 by the end of 2006.

•                  The Company’s goal is to begin enrolling a Phase 2 trial of SNS-595 for the treatment of ovarian cancer in patients who have relapsed following treatment with a platinum therapy before the end of 2006.

SNS-032

•                  Enrollment of the dose-escalation portion of the Phase 1/2 trial for SNS-032 in solid tumors is expected to be complete by the end of 2006.

•                  The Company expects to begin enrolling a Phase 1 trial of SNS-032 in B-cell malignancies early in 2007.

SNS-314

•                  Sunesis expects to file an Investigational New Drug application with the U.S. Food and Drug Administration for SNS-314, the Company’s Aurora kinase inhibitor, early in 2007.

Financial Highlights

•                  Revenue from research collaborations totaled $1.9 million for the quarter ended September 30, 2006, compared to $3.3 million for the quarter ended September 30,

2005. This decrease in collaboration revenue was primarily due to the completion of the research phase of several collaborations in 2005 and early 2006.

•                  Research and development (R&D) expense was $8.6 million for the third quarter 2006, compared to $6.9 million for the third quarter 2005.  The $1.7 million increase in R&D expense was primarily due to increased expenses related to the development of our three lead programs:  SNS-595, SNS-032 and SNS-314.

•                  General and administrative (G&A) expense for the third quarter of 2006 was $3.0 million, compared to $2.1 million for the third quarter of 2005.  The increase in G&A expense was primarily due to an increase in non-cash stock compensation expense in conjunction with the adoption of FAS 123R and costs related to being a publicly-traded company.

•                  Sunesis reported a net loss of $8.7 million for the third quarter of 2006, compared to a reported net loss applicable to common stockholders of $93.7 million for the third quarter of 2005.  The 2005 period included a non-cash deemed dividend of $88.1 million to the holders of our preferred stock recorded in conjunction with our IPO in September 2005.  Excluding this deemed dividend, the net loss for the third quarter of 2005 was $5.6 million.

•                  Cash used in operating activities was $19.0 million for the nine months ended September 30, 2006, compared to $15.5 million for the first nine months of 2005.

•                  In the third quarter of 2006, Sunesis recorded non-cash stock compensation expense of $693,000.

Other Business

Sunesis announced today that it has named Millie Gottewald, Director of Clinical Operations.  The Compensation Committee of the company’s Board of Directors approved an employment commencement grant to Ms. Gottewald of a non-qualified stock option to purchase 20,000 shares of Sunesis common stock, effective October 31, 2006.  This option award was granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350 (i)(1)(A)(iv) and with the following material terms: (a) an exercise price equal to the fair market value of the company’s common stock on the grant date, (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/4th of the total grant on the first anniversary of Ms. Gottewald’s hire, and 1/48th of the total grant each month thereafter until each grant is fully vested.

Conference Call Information

Sunesis’ management will host a conference call to review the results of the quarter on Thursday, November 2 at 11:00 am EST/8:00 am PST.  Individual and institutional investors can access the call via (800) 361-0912 (U.S. and Canada) or (913) 981-5559 (international).  To access the live audio broadcast or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at http://www.sunesis.com.  Please log on to Sunesis’ website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel, small molecule therapeutics for oncology and other serious diseases.  Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics.  Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies.  For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties.  Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements.  Sunesis does not assume any obligation to update any such forward-looking statements.

CONTACTS:
Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.	Michelle Corral
650-266-3717	BCC Partners
650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.

Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Collaboration revenue	$237,046	$1,685,537	$6,124,418	$5,028,923
Collaboration revenue from related party	1,712,045	1,637,499	5,591,890	6,880,943
Grant and fellowship revenue	—	21,942	37,901	89,347
Total revenues	1,949,091	3,344,978	11,754,209	11,999,213

Operating expenses:
Research and development	8,583,298	6,870,942	27,146,773	28,263,850
General and administrative	3,047,583	2,067,215	8,882,784	6,056,145
Total operating expenses	11,630,881	8,938,157	36,029,557	34,319,995

Loss from operations	(9,681,790)	(5,593,179)	(24,275,348)	(22,320,782)

Interest income	992,261	178,515	2,495,965	574,204
Interest expense	(45,970)	(229,450)	(433,625)	(445,975)
Other income, net	1,856	2,094	5,749	8,300
Net loss	(8,733,643)	(5,642,020)	(22,207,259)	(22,184,253)
Convertible preferred stock deemed dividends	—	(88,092,302)	—	(88,092,302)
Net loss applicable to common stockholders	$(8,733,643)	$(93,734,322)	$(22,207,259)	$(110,276,555)

Basic and diluted net loss per share applicable to common stockholders	$(0.30)	$(44.57)	$(0.82)	$(67.58)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	29,333,909	2,103,296	27,209,536	1,631,700

Sunesis Pharmaceuticals, Inc.

Condensed Balance Sheets

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,678,348	$17,704,465
Marketable securities	43,551,833	30,629,061
Prepaids and other current assets	1,561,514	2,068,195
Total current assets	72,791,695	50,401,721

Property and equipment, net	4,790,452	4,006,527
Deposits and other assets	300,000	300,000
Total assets	$77,882,147	$54,708,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,201,320	$2,044,571
Accrued compensation	2,144,576	2,067,769
Other accrued liabilities	1,513,577	1,277,595
Current portion of deferred revenue	2,489,645	3,787,453
Current portion of equipment financing	849,309	1,067,520
Total current liabilities	9,198,427	10,244,908

Non current portion of deferred revenue	1,580,658	3,319,765
Non current portion of equipment financing	898,524	1,306,027
Deferred rent and other non-current liabilities	1,450,991	1,371,346
Commitment
Stockholders’ equity:
Preferred stock, $0.0001 per value, 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2006 and December 31, 2005		—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 29,358,548 and 21,514,007 shares issued and 29,358,548 and 21,511,126 shares outstanding at September 30, 2006 and December 31, 2005	2,936	2,151
Additional paid-in capital	297,190,837	249,689,714
Deferred stock compensation	(1,225,223)	(2,162,688)
Accumulated other comprehensive income (loss)	158	(55,073)
Accumulated deficit	(231,215,161)	(209,007,902)
Total stockholders’ equity	64,753,547	38,466,202

Total liabilities and stockholders’ equity	$77,882,147	$54,708,248

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